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                                                                    Exhibit 3.32

                                    AGREEMENT

         THIS AGREEMENT, made and entered into this                 day of
1990, among HARRINGTON COMPANY, a Montana corporation with principal office at 1740 Holmes Avenue, Butte, MT, hereinafter referred to as "Seller". and CENTENNIAL FOODS, INC., an Idaho corporation, 215 West Mendenhall, Bozeman, MT 59715, hereinafter referred to as "Buyer" and MONTANA DEPARTMENT OF NATURAL RESOURCES AND CONSERVATION, with office at 1520 East Sixth Avenue, Helena, Montana, 59620, hereinafter called "DNRC".

                                   WITNESSETH:

         In consideration of their mutual promises and other good and valuable consideration, the parties agree as follows:

         1. Property Sold: The Seller agrees to sell and convey to Buyer by good and sufficient bill of sale or other appropriate instrument of transfer, the following assets located in Dillon, Montana:

                  (1) All assets associated with the existing alcohol plant presently owned by Seller.

                  (2) The building housing the alcohol plant, which is removable from the real estate on which it sits [said real estate to remain Seller's but shall be leased to Buyer along with additional acreage (agreed to be approximately 1.25 acres, more or less, the exact acreage and description to be determined by survey) under separate agreement for a period of ten (10) years].

         2. Consideration: In consideration for the sale of the property described in 1. above, Buyer shall:

                  (1) Pay off Seller's loan related to these assets at the Montana Bank of Butte, N.A. in the approximate amount of $56,769.35.
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                  (2)  Assume  the  Seller's  obligation  to  the  DNRC  in  the approximate amount of $214,879.97.

         3. Option to Buyer: So long as Buyer is not in default under this contract, the obligation to the DNRC, or the lease to be entered into by the parties, Buyer shall have an Option to Purchase the acreage under said lease under the following terms:

                  (1) The option may not be exercised prior to five years from the date of the execution of this Agreement.

                  (2) Buyer shall pay to Seller the sum of $2,500.00 in cash.

                  (3) Buyer shall be responsible for the subdivision of the property in accordance with the Montana Subdivision and Platting Act and all pertinent local regulations, all at Buyer's expense. The subdivision of the property shall be a condition precedent to the transfer of the real property from Seller to Buyer.

         4. Access to Property Sold and Leased: Seller shall provide Buyer a perpetual access to the boundary of the property sold and leased, at least sixty
(60) feet in width, from the East Bench county irrigation road, suitable for Buyer's use of the property as a commercial waxy barley processing plant.

         5. Use of Truck Scale: Buyer shall have the use of Seller's truck scale at all reasonable times at no additional consideration.

         6. Survey: Buyer shall cause surveys to be made of the:

                  (1) Property subject to the lease and option.

                  (2) Property subject to the perpetual casement.

         7. Additional Documents and Agreements: The parties agree that after the survey is complete the following additional documents shall be prepared and agreed to:

                  (1) Lease and option.


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                  (2) Perpetual easement

                  (3) Bill of Sale to all properties to be transferred with a complete description and itemization of said properties attached. Said attachments to contain an agreed allocation of the purchase price.

                  (4) Appropriate corporate resolutions of the Seller and of the Buyer showing ratification of all actions contemplated herein by the Shareholders and Directors of the respective parties. The parties further agree that they each will act in good faith in negotiating terms of all said documents.

         8. Closing: The closing date of this transaction shall be on or before Aug. 15, 1990 or such other date as the parties shall mutually agree in writing. All documents to be agreed to under Section 7. above shall be prepared and ready for signature at the closing with any required exhibits attached thereto.

         9. Closing Agent: It is agreed that the Montana Bank of Butte will prepare closing statements for this transaction and shall be the closing agent for this transaction. Upon closing, said agent shall have the authority to credit or debit Seller or Buyer for the prorated taxes, assessments and other items of expense provided to be paid by Buyer or Seller. Upon signing the closing statement the parties agree that it shall be binding upon such parties and be a part of this Contract as though fully set forth. Seller and Buyer agree that each party will pay one-half (1/2) of the fee charged by the closing agent.

         10. Taxes and Assessments: Property taxes and assessments upon the properties transferred shall be prorated as of the date of closing. Taxes and assessments through the date of closing, and all prior taxes and assessments shall be paid by the Seller. An subsequent taxes and assessments levied against the properties shall be paid by Buyer.

         11. Possession: Buyer shall be entitled to possession of the properties sold and leased on the date of closing of this transaction or at such earlier time and for such purposes as authorized in writing by Seller.

         12. Full Disclosure and Independent Investigation: The Seller hereby warrants to Buyer that the Seller has made a full and complete disclosure of all pertinent data, information and knowledge that Seller might reasonably be in possession of pertaining to the properties, including the disclosure that the

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only  liens  affecting  the  properties  to be sold  hereunder  are those to the
Montana Bank of Butte and the DNRC. Other than this express warranty of disclosure the Seller makes no other warranties, express or implied, of any type
or  nature.   Buyer   represents   that  Buyer  has  conducted  an   independent
investigation and inspection of the properties and has entered into this Agreement in reliance upon such independent investigations. Buyer understands and agrees that Seller has made no representations or, warranties other than those set forth in this Agreement.

         13.  Water  and  Sewer   Facilities:   Buyer  understands  that  it  is
responsible for installationllation or maintenance of any water and sewer facilities needed in conjunction with the premises.

         14. Electrical, Telephone and Utilities: The Buyer understands that it is responsible for the cost of installation or maintenance of electrical, telephone and utilities services to the properties.

         15. Attorneys' Fees and Costs: In the event it becomes necessary for either party to retain counsel to enforce any right or privilege under this Agreement, or in the event that either party shall be obligated to take any action to terminate this Agreement or remove any cloud created hereby, then it is agreed that the successful party shall be entitled to attorneys' fees and all costs including but not limited to discovery and expert witness fees in the successful pursuit of the action.

         16. Miscellaneous Provisions:

                  (1) Interpretation: This Agreement shall be deemed to be made and shall be construed in accordance with the laws of the State of Montana. Whenever the context of this Agreement so requires, the singular shall include the plural, the plural shall include the singular, the whole shall include any part thereof, and any gender shall include all other genders. The paragraph headings contained herein are for convenience only and are not intended to define or limit the scope of any provisions of this Agreement.

         18. Agreement of the DNRC: In consideration of the covenants and agreements of the parties herein contained, DNRC agrees that Buyer may assume the outstanding loans to it which encumber the property transferred hereunder, upon the following conditions:
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                  (1) DNRC will retain a first-security position on all existing alcohol plant equipment.

                  (2) DNRC will retain Don Harrington's personal guarantee on the portion of the loan that covers the upgrade (currently estimated at $96,156.00).

                  (3) All interest paid by Harrington on the DNRC portion of the loan will be reapplied to principal on that portion. (4) Centennial will pay off the loan in five years at seven percent (7%) interest. The first two years' payments will be interest-only payments. An estimated repayment schedule, proposed by Centennial, is enclosed.

         19. Legal Requirements: This Agreement is governed by all applicable federal, state, and local laws, statutes or ordinances and all applicable rules, regulations and standards established by the DNRC, including, but not limited to the applicable provisions of the Alternative Renewable Energy Sources Act, Title 90, Chapter 4, Part 1, M.C.A. and the implementing rules adopted by the DNRC thereunder, Title 35, Chapter 8, subchapter 1.

         20. Public Information: As required by Section 90-4-106(5), M.C.A., all information resulting from any research funded under the loan approved in this Agreement shall be made available to the public.

         21. Assignments, Transfers and Subcontracts: The parties mutually agree that there will be no assignment, transfer, or subcontracting of this Agreement or any interest in this Agreement unless agreed to by the parties hereto in writing as provided in Section 24, Modifications.

         22. Successors and Assigns: This Agreement shall be binding on all successors and assigns of the parties.

         23. Limits of Agreement: This Agreement contains the entire agreement between the parties, and no statements, promises or inducements made by either party or agents of either party that are not contained in this written Agreement shall be valid or binding; and this Agreement may not be enlarged, modified, or altered except as provided in Section 24, Modifications.

         24. Modifications:  No letter, telegram, or other communication passing

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between the parties to this Agreement concerning any matter during this contract period shall be considered a part of this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute part of this Agreement, and such letter, telegram, or communication is attached as an Appendix to this Agreement and is signed by an authorized representative of each of the parties to this Agreement.

         25. Record Keeping and Audits:

                  (1) Buyer shall maintain for the term of the loan adequate and accurate records of all matters pertaining to the loan and shall make such records available to the DNRC, the Legislative Auditor, or where required by law, the Legislative Fiscal Analyst upon request. Upon any refusal by the Buyer to allow access to the records by the DNRC, the Legislative Auditor or where required by law, the Legislative Fiscal Analyst for the purpose of auditing all accounting books, files and records pertaining to the loan, or for any failure by the Buyer to maintain required records pertaining to the loan, the loan shall be in default. Upon such default, the DNRC may, at its discretion, declare the loan's principal and accrued interest immediately due and payable, and if necessary, initiate foreclosure proceedings upon the loan's security through the Montana Bank of Butte.

                  (2) Buyer shall supply to the DNRC annual financial reports in such form as required by DNRC until such time as the loan assumed hereunder is fully repaid to the DNRC.

         26. Montana Law and Venue: The parties agree that any action at law, suit in equity, or judicial proceeding for the enforcement of this Agreement or any provision thereof shall be instituted only in the courts of the State of Montana, and it is mutually agreed that this Agreement shall be governed by the laws of the State of Montana both as to interpretation and performance. In the event of litigation concerning the terms of this Agreement, venue shall be in the First Judicial District in and for the County of Lewis and Clark, Montana.

         27. Severability: It is understood and agreed by the parties hereto that if any term or provision of this Agreement is by the courts held to be illegal or in conflict with any Montana law, the validity of the remaining terms and provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the

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particular term or provision held to be invalid.

         28. Execution: This Agreement consists of seven (7) pages and it shall be executed in triplicate, each of which shall be considered to be an original.

         29. Condition of Agreement: This agreement contemplates that the Buyer will have arranged project financing of $2,866,000.00 by August 15, 1990. In the event the total project financing required is not in place by August 15, 1990, then the obligations of all parties to this agreement shall cease and this agreement shall on said August 15, 1990 become of no further force nor effect.

         IN  WITNESS   WHEREOF,   the   parties,   their   heirs  and   personal
representatives  have set their  hands  the day and year  first  written  above.


SELLER:                                      BUYER:

HARRINGTON COMPANY,                          CENTENNIAL FOODS, INC.
a Montana corporation                        an Idaho corporation

BY:  /s/ Donald P. Harrington               BY:  /s/Ike Lynch
   --------------------------                  ---------------------
Its   Pres.                                 Its   President


DNRC:

BY:  /s/Karen L. Barclay Director
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